UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 21, 2007

Advaxis, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Technology Center of New Jersey, 675 Rt. 1, Suite B113 North Brunswick, New Jersey	08902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (732) 545-1590

 __________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IItem 2.03. Creation of a Direct Financial Obligation

Item 3.02. Unregistered Sales of Equity Securities

On August 24, 2007, we issued and sold an aggregate of $600,000 principal amount promissory notes bearing interest at a rate of 12% per annum and warrants to purchase and an aggregate of 150,000 shares of our common stock to three investors including Thomas Moore, our Chief Executive Officer. Mr. Moore invested $400,000 and received warrants for the purchase of 100,000 shares of Common Stock.

The promissory note and accrued but unpaid interest thereon are convertible at the option of the holder into shares of our common stock upon the closing by the Company of a sale of its equity securities aggregating $3,000,000 or more in gross proceeds to the Company at a conversion rate which shall be the greater of a price at which such equity securities we sold or the price per share of the last reported trade of our Common Stock on the market on which the Common Stock is then listed, as quoted by Bloomberg LP. At any time prior to conversion, we have the right to prepay the promissory notes and accrued but unpaid interest thereon.

The warrant is exercisable for a five-year period commencing on issuance and expiring on August 31, 2012, at a price of $0.287 per share. Provided, however, that if (i) the average of the closing prices for any consecutive 30 Trading Days period is at least $1.00, (ii) the average daily trading volume of the Common Stock during such 30-Trading Day period is at least 100,000 shares, and (iii) a registration statement covering the resale of the shares underlying the warrant is at such time effective (the first date upon which the conditions set forth in (i), (ii) and (iii) are satisfied, being referred to as the “Early Expiration Triggering Event”), then the warrant shall be canceled and shall be of no further force and effect (to the extent not previously exercised) as of the 45th day following the Early Expiration Triggering Event

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 21, 2007, Advaxis, Inc. (the “Company”) and Mr. Thomas A. Moore, its Chief Executive, completed execution of employment agreement memorializing the terms previously disclosed of his employment since his initial engagement and election on December 15, 2006. Mr. Moore is to receive an annual salary of $250,000 to increase to $350,000, subject to a successful sale by the Company of its securities for at least $4,000,000. He is to receive 750,000 shares upon the completion of sales or a sale of securities for gross proceeds of an additional $6,000,000. (Mr. Moore had been granted on December 15, 2006, 2,400,000 options at the price of $0.143 per share to vest monthly over 2 years). Mr. Moore is eligible to receive an additional grant of 1,500,000 shares of the Company’s common stock, if the Company’s stock share price is at least $0.40 per share or higher, over 40 consecutive days. He is to receive health care benefits at no cost to him. In the event of a change of control or a sale of the Company while Mr. Moore is employed, all options will be awarded and vested. In the event of termination of Mr. Moore’s employment by the Company following a $4,000,000 security sale, he will also receive a severance payment equal to one year of salary at his then compensation level. In the definitive agreement the Board abandoned its original proposal to terminate Mr. Moore’s employment and the return of all options or shares of common stock granted without severance or other terminating compensation, if the Company did not successfully compete by June 2007 a financing of at least $4,000,000.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1 Form of Warrant of Advaxis, Inc.

Exhibit 10.2 Form of Note of Advaxis, Inc.

Exhibit 10.3 Employment Agreement between Thomas Moore and Advaxis Inc. executed August 21, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2007

ADVAXIS, INC.

	By:	/s/ Thomas Moore
Name: Thomas Moore
Title: Chief Executive Officer